Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

February 6, 2023

Nuburu, Inc.

7442 S Tucson Way, Suite 130

Centennial, CO 80112

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by Nuburu, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and sale of up to 16,710,785 shares of our Common Stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of up to 16,710,785 warrants, each of which is exercisable at a price of $11.50 per share, originally issued as part of units in the Company’s initial public offering (the “Public Warrant Shares”), and (ii) the offer and resale of up to 35,527,974 shares of Common Stock (including (a) 30,298,320 shares held by certain former stockholders of Nuburu Subsidiary, Inc. (formerly known as Nuburu, Inc.), including our officers and directors (the “Business Combination Shares”), (b) up to 1,150,000 shares held by Tailwind Sponsor LLC and its permitted transferees (the “Private Shares”), and (c) up to 4,079,654 shares issuable upon the conversion of shares of our Series A preferred stock, par value $0.0001 per share (“Preferred Stock”) (the “Underlying Common Shares”)) and up to 2,039,827 shares of Preferred Stock (the “Preferred Shares” and together with the Public Warrant Shares, the Business Combination Shares, the Private Shares and the Underlying Common Shares, the “Securities”).

We are acting as counsel for the Company in connection with the registration of the Securities. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters, and such other documents that we considered necessary or advisable for the purpose of rendering the opinions set forth below, including the form of Specimen Warrant Certificate filed as Exhibit 4.3 to the Registration Statement and the Amended and Restated Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, LLC filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2020 (the “Warrant Agreement”) and the Certificate of Designations of the Company filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2023 (the “Certificate of Designations”). We have not independently established the facts stated therein.

AUSTIN        BEIJING         BOSTON        BOULDER        BRUSSELS        HONG KONG        LONDON        LOS ANGELES        NEW YORK        PALO ALTO

SALT LAKE CITY        SAN DIEGO        SAN FRANCISCO        SEATTLE        SHANGHAI        WASHINGTON, DC        WILMINGTON, DE

February 6, 2023

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have assumed that the certificates representing the Securities have been properly authenticated by the signature of an authorized officer of the Company’s transfer agent. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:

1.

With respect to the Public Warrant Shares to be offered pursuant to the Registration Statement, when such shares are issued upon exercise of the warrants thereof pursuant to the terms of the Warrant Agreement, such Public Warrant Shares will have been validly issued, fully paid and nonassessable.

2.

With respect to the Private Shares and the Business Combination Shares to be offered pursuant to the Registration Statement, such shares have been duly authorized and are validly issued, fully paid and nonassessable.

3.

With respect to the Underlying Common Shares to be offered pursuant to the Registration Statement, when such shares are issued upon conversion of the Preferred Shares pursuant to the terms and conditions of the Certificate of Designations, such Underlying Common Shares will have been validly issued, fully paid and nonassessable.

4.	With respect to the Preferred Shares to be offered pursuant to the Registration Statement, such shares have been duly authorized and are validly issued, fully paid and nonassessable.

Our opinion that any document is legal, valid and binding is qualified as to:

a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;

b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

c)

the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

February 6, 2023

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the prospectus forming part of the Registration Statement, any prospectus supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich and Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation